PRESS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:
Holly Szychowski
Scanvec Amiable
610.521.6300 x149
HollyS@ScanvecAmiable.com

Scanvec Amiable, Jim Chang, Amica (Nuvisoft) Software, Amica China and the others resolve lawsuit

Philadelphia, PA – August 16, 2004 – Scanvec Amiable, Jim Chang, Amica (Nuvisoft) Software, Amica China and the other parties to the outstanding lawsuit today issued the following statement.

“All parties to the lawsuit have entered into an agreement which is effective immediately with the following principal terms:

1.	All parties to the lawsuit have entered into mutual general releases from all claims.
2.	None of the parties admit to any wrong doing
3.	The parties agree that they are free to compete with each other openly in the marketplace worldwide.
4.	The parties agreed not to use certain names in their business activities.
5.	Jim Chang and Yuan Chang agreed to surrender to Scanvec-Amiable all their shares in the Company and to sever all relationship with Scanvec-Amiable. The shares surrendered by the Jim and Yuan Chang total 1,765,500 shares of common stock representing approximately 25% of the outstanding stock of Scanvec-Amiable Ltd.”

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” ‘forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand and market acceptance risk, impact of competitive products and prices, product development, commercialization or technological delays or difficulties, and trade, legal, social, financial and economic risks and the other factors described in Scanvec Amiable’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About Scanvec Amiable:
Scanvec Amiable is the recognized global leader, enabling the graphics manufacturing industry in creating innovative and cutting edge displays. Scanvec Amiable offers complete and professional solutions for the sign making, digital printing, and CAD/CAM for CNC manufacturing industries. Headquartered in Philadelphia, Pennsylvania, Scanvec Amiable has additional offices in Belgium, Brazil, Israel, Puerto Rico, China and Russia.

For additional information from Scanvec Amiable:
United States and Canada call: 800.229.9066
Europe call: +32.2.725.5295
Latin America call: +787.790.6526
All other regions call: 610.521.6300